                                                                   EXHIBIT 10.20

                              *** TEXT OMITTED AND FILED SEPARATELY CONFIDENTIAL
                                  TREATMENT REQUESTED UNDER 17 C.F.R.
                                  SECTIONS 200.80(b)(4) AND 230.406

                                                                  EXECUTION COPY
                              EMPLOYMENT AGREEMENT
                              --------------------

         The parties to this Employment Agreement (the "Agreement") are Marc Eisenberg (the "Executive"), residing at 890 Colonial Road, Franklin Lakes, New Jersey 07417, and ORBCOMM Inc. (the "Company"), a company organized under the laws of Delaware, with offices located at 2115 Linwood Avenue, Fort Lee, NJ 07024.

         The Company desires to provide for the Executive's employment by the Company, and the Executive desires to accept such employment under the terms and conditions contained herein, and the parties hereto have agreed as follows:

               1. Employment. The Company shall employ the Executive, and the Executive shall serve the Company, as Chief Marketing Officer, with duties and responsibilities compatible with that position. The Executive shall report to the Chief Executive Officer of the Company. The Executive agrees to devote his full time, attention, skill, and energy to fulfilling his duties and responsibilities hereunder. The Executive's services shall be performed principally at the Company's headquarters or such other location in the northeastern United States as the Company shall determine.

               2. Term of Employment. The Executive's employment under this Agreement shall commence as of June 1, 2006 (the "Start Date") and shall continue until December 31, 2008, unless sooner terminated pursuant to the provisions of Section 4 (the "Term"). The parties hereto may extend the Term by a written agreement, signed by both parties, that specifically references this Agreement. Upon the natural expiration of the Term (or any extended Term), (a) the Executive's employment will become "at-will" and will be terminable by either party hereto for any reason not prohibited by law or for no reason, and with or without notice, (b) Section 4(f) below shall no longer be applicable, and (c) the post-employment restrictions on the Executive under Section 6(b) below will no longer be applicable. Further, the failure of the parties to extend this Agreement or reach a new Agreement shall not be deemed as a "material breach" of this Agreement by the Executive.

               3. Compensation. As full compensation for the services provided under this Agreement, the Executive shall be entitled to receive the following compensation during the Term:

               (a) Base Salary. The Executive shall be entitled to receive an annual base salary (the "Base Salary") of $315,000. Any Base Salary increase will be subject to the sole discretion of the Company's Board of Directors (the "Board"). Base Salary payments hereunder shall be made in arrears in substantially equal installments (not less frequently than monthly) in accordance with the Company's customary payroll practices for its other executives, as those practices may exist from time to time. Notwithstanding the foregoing, on the first regular payroll date of the Company after this Agreement has been fully executed by both parties to this Agreement, the Company shall pay to the Executive, in addition to his regular Base Salary, an amount equal to the pro rata increase in his salary for the period commencing June 1, 2006 through the date payment of his increased salary pursuant to this Agreement has commenced.

               (b) Bonus. For each fiscal year during the Term, beginning with the 2006 fiscal year, the Executive shall also be eligible to receive a bonus (the "Bonus"), which shall be payable in cash or cash equivalent.

               No Bonus will be paid unless the Company meets or exceeds 90% of the applicable performance targets for that fiscal year (the "Targets"). If the Company achieves 90% of the Targets, the Bonus will be equal to 18% of the Executive's base salary then in effect. If the Company achieves 100% of the Targets, the Bonus will be equal to 80% of the Executive's base salary then in effect. If the Company achieves or exceeds 133% of the Targets, the Bonus will be equal to 140% of the Executive's base salary then in effect.

               If the Company achieves between 90% and 100% of the Targets, the Bonus will be equal to a percentage of the Executive's base salary then in effect, with such percentage being between 18% and 80%, calculated on a straight line basis with 18% corresponding to the Company's achievement of 90% of the Targets and 80% corresponding to the Company's achievement of 100% of the Targets.

               If the Company achieves between 100% and 133% of the Targets, the Bonus will be equal to a percentage of the Executive's base salary then in effect, with such percentage being between 80% and 140%, calculated on a straight line basis with 80% corresponding to the Company's achievement of 100% of the Targets and 140% corresponding to the Company's achievement of 133% of the Targets.

               The Targets will be set annually by the Board in its sole discretion and communicated to the Executive in writing. The Targets for the 2006 fiscal year are attached hereto as Schedule A.

               Any Bonus hereunder will be paid during the year following the fiscal year for which the Bonus is being paid, provided that the Bonus will be paid no earlier than the rendering of the Company's audited financial statements for that fiscal year (the "Measurement Date") and in any case no later than the earlier of (i) 30 days after such rendering of the Company's audited financial statements for that fiscal year and (ii) June 30th of the year following that fiscal year.

               In order to receive any Bonus payment for a fiscal year, the Executive must be actively employed on the last day of the fiscal year for which the Bonus is being paid and not have had his employment terminated with "cause" pursuant to Section 4(d) below prior to the payment of such Bonus.

               (c) Employee Benefits. Subject to the Executive satisfying and continuing to satisfy any plan or program eligibility requirements and other terms and conditions of the plan or program, the Executive shall be entitled to receive Company-paid medical and disability insurance, Company-paid term life insurance (which shall provide for a death benefit payable to the Executive's beneficiary), Company-paid holiday and vacation time, and other Company-paid employee benefits (collectively, "Employee Benefits"), at least equivalent to those provided to other senior executives of the Company, and the benefit payable under such term life insurance in any year will not be less than three (3) times the Executive's then-current Base Salary, subject to applicable policy limitations and maximums. In addition, the Executive shall be entitled to participate as a senior executive in any profit sharing plan and/or pension plan generally provided for the executives of the Company or any of its subsidiaries. Notwithstanding the foregoing, the Company reserves the right to amend, modify, or terminate, in its sole discretion and consistent with applicable law, any Employee Benefit and any Employee Benefit plan, program or arrangement provided to employees in general.

                (d) Equity Plan Participation. The Executive shall be entitled to participate in any equity option plan or restricted equity plan established by the Company in which the Company's senior executives generally are permitted to participate. The terms and conditions of the Executive's participation in, and/or any award under, any such plan shall be in accordance with the applicable controlling plan document and/or award agreement. The number and/or price of any equity-based award granted to the Executive shall be determined by the Board. Notwithstanding the foregoing, the Board will grant to the Executive awards consisting of [336,000] restricted stock units and [195,000] stock appreciation rights, the terms of such awards to be set forth in separate written agreements.

                (e) Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in connection with the performance of his duties under this Agreement, upon his presentation of appropriate vouchers and/or documentation covering such expenses. Without limiting the generality of the foregoing, the Company shall reimburse the Executive for all transportation, lodging, food, and other expenses incurred by him in connection with traveling on Company business (other than in the Dulles, Virginia metropolitan area and/or as covered in paragraph (f) below). However, with respect to the above, as it pertains to standard business-related expenses (i.e., meetings), the Executive shall also be reimbursed for all such reasonable expenses incurred, even if such occur within the Dulles, Virginia metropolitan area.

                (f) Automobile. The Company shall reimburse the Executive for up to $850 per month for automobile expenses, including lease, insurance, and maintenance costs.

                (g) Withholdings. All payments made under this Section 3, or any other provision of this Agreement, shall be subject to any and all federal, state, and local taxes and other withholdings to the extent required by applicable law.

                4.       Termination of Employment.
                         -------------------------

                (a) Disability. If the Executive shall fail or be unable to perform his essential duties under this Agreement for any reason, including a physical or mental disability, with or without reasonable accommodation, for one hundred eighty (180) calendar days during any twelve (12) month period or for one hundred (120) consecutive calendar days, then the Company may, by notice to the Executive, terminate his employment under this Agreement as of the date of the notice. Any such termination shall be made only in accordance with applicable law. Nothing set forth in this Section 4(a) shall be construed as a waiver by the Executive for seeking an extended leave of absence in excess of said time-frame mentioned above, as a reasonable accommodation under applicable state and/or federal anti-discrimination laws (or the Company's obligation to provide such). Further, nothing contained in this Section 4(a) is to be construed as an admission that any such leave in excess of the said time frame mentioned above is not reasonable as an accommodation. This Section is not to be construed as a waiver of the Executive's right to pursue legal action for any discharge that he deems improper based on a legally protected characteristic (i.e., disability and/or handicap).

                (b) Death. The Executive's employment under this Agreement shall terminate automatically upon his death. However, any and all rights that may exist under this Agreement and/or through any other pertinent plan documents, with respect to vested benefits and/or accrued monetary amounts owed, shall be transitioned, in accordance with the law, to the Executive's beneficiaries.

                (c) Material Change in the Executive's Status. Subject to the notice and cure period set forth in this Section 4(c), the Executive may elect to terminate his employment following (i) a material adverse change in the Executive's status, title, position, or scope of authority or responsibilities (including reporting responsibilities), it being expressly understood that a change in the reporting structure such that the Executive is no longer reporting to the Chief Executive Officer of the Company shall be deemed to be a material adverse change for purposes of this Section 4(c)(i), (ii) the assignment to the Executive of any duties or responsibilities which are materially inconsistent with his status, title, position, authorities, or responsibilities, or (iii) any removal of the Executive from, or failure to reappoint or reelect him to, such position; except in connection with the termination of his employment for "cause" (as defined below). Upon the occurrence of any such material adverse change, but no later than sixty (60) days following the occurrence of any such material adverse change, the Executive shall provide written notice to the Company, reasonably detailing the material adverse change, and the Company shall have thirty (30) days from receipt of such written notice to cure any such material adverse change. If the Company fails to cure such material adverse change within the thirty (30) day cure period, then the Executive may elect to terminate his employment under this Agreement within seven (7) days following the expiration of such cure period.

                (d) Termination by the Company. The Company shall have the right, exercisable at any time in its sole discretion, to terminate the employment of the Executive for any reason whatsoever with or without "cause" (as defined below). However, the Executive's employment shall not be deemed to have been terminated with "cause" unless he shall have

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received written notice from the Board at or prior to the termination of employment advising him of the specific acts or omissions alleged to constitute "cause" and, in the case of those acts or omissions that are reasonably capable of being corrected, those acts or omissions continue uncorrected after he shall have had a reasonable opportunity (not to exceed fifteen (15) calendar days) to correct them.

                As used in this Agreement, termination with "cause" shall mean only the Executive's involuntary termination for reason of (i) the Executive's breach of a fiduciary duty of loyalty owed to the Company or any of its subsidiaries, (ii) the Executive's conviction of a crime or plea of guilty or no contest to a crime, (iii) the Executive's gross negligence related to the performance of his services under this Agreement, (iv) the Executive's willful misconduct, (v) the Executive's material breach of this Agreement, or (vi) conduct by the Executive beyond the scope of his authority as an officer and employee of the Company, which conduct gives rise to a hearing before any governmental department or agency seeking termination or revocation of any governmental license; but "cause" shall not include matters relating solely to the competence of the Executive in the performance of his duties as an officer and employee. Notwithstanding the foregoing, the Company's failure to achieve any performance level or objective shall not, by itself, constitute "cause" under this Agreement, even if the achievement of such performance level or objective is contained in a directive of the Board.

                (e) Termination by the Executive. The Executive shall have the right to terminate his employment with the Company, provided that he provides the Company with at least two (2) months of advance written notice of such decision. Upon the receipt of such notice from the Executive, the Company may withdraw any and all duties from the Executive and exclude him from the Company's premises during the notice period, during which time the Executive shall continue to be paid his Base Salary and continue to be eligible for employee benefits for the remainder of the two-month notice period. The Executive's employment will be terminated formally upon the expiration of such two-month notice period.

                (f) Severance. If the Company shall terminate the Executive's employment without "cause" pursuant to Section 4(d) above during the Term or the Executive terminates his employment under Section 4(c) due to a material change in status during the Term, then, upon the Executive's execution of the Release attached hereto as Exhibit A (or in a substantially similar form as the Company deems necessary in order to comply with then applicable law), the Executive shall be entitled to continue to receive, as severance payments (such severance payments being the Executive's sole entitlement upon any such termination), (i) his then Base Salary for one (1) year immediately following such termination, payable in regular installments consistent with its payroll practices in effect from time to time, and (ii) to continued health insurance coverage for one (1) year immediately following such termination at then existing employee contribution rates, which the Executive shall pay (such continued coverage to run concurrently with any continued coverage obligation under the federal law known as COBRA or any state equivalent). Subject only to the Executive's delivery of an executed and effective Release, the Company's obligation under this Section 4(f) shall be absolute and unconditional, and the Executive shall be entitled to such severance benefits regardless of the amount of compensation and benefits the Executive may earn or be entitled to with respect to any other employment he may obtain during the period for which severance payments are payable.

                If the Executive's employment with the Company is terminated pursuant to Sections 4(a) or 4(b) above, if the Company terminates the Executive's employment with "cause" pursuant to Section 4(d) above, if the Executive terminates his employment pursuant to Section 4(e) above, or if the Executive's employment is terminated for any reason following the expiration of the Term, then the Executive shall not be entitled to any further payments under this Agreement, including Base Salary, Bonus, Employee Benefits, or Severance, except as otherwise required by applicable law, including the payment of any amounts owed to the Executive and any obligation that the Company may have to offer the Executive continued benefit plan participation.

                To the extent that any amount payable under this Agreement constitutes amounts payable under a "nonqualified deferred compensation plan" (as defined in Internal Revenue Code Section 409A (hereinafter, "Section 409A")) following a "separation from service" (as defined in Section 409A), including any amount payable under this Section 4, then, notwithstanding any other provision in this Agreement to the contrary, such payment will not be made until the date that is six months following the Executive's "separation from service," but only if the Executive is then deemed to be a "specified employee" under
Section 409A. On the first day of the seventh month following separation of employment, all amounts which have been held back for the 6-month period, will be paid to the Executive.

                5. Change of Control. If a "Change of Control" occurs, then the Executive shall be entitled to Severance in accordance with Section 4(f) as if his employment were terminated by the Company without "cause," unless such successor or transferee continues the Executive's employment on substantially equivalent terms. This Agreement shall be binding on any and all successors and/or assigns of the Company.

                "Change of Control" means (a) the Company's merger or consolidation with another corporation or entity, (b) the Company's transfer of all or substantially all of its assets to another person, corporation, or other entity, or (c) a sale of the Company's stock in a single transaction or series of related transactions that results in the holders of the outstanding voting power of the Company immediately prior to such transaction or series of transactions owning less than a majority of the outstanding voting securities for the election of directors of the surviving company or entity immediately following such transaction or series of transactions (other than any registered, underwritten public offering by the Company of the Company's stock or pursuant to any stock-based compensation plan of the Company).

                6.       Obligations of the Executive.
                         ----------------------------

                (a) Protectable Interests of the Company. The Executive acknowledges that he has played and will continue to play an important role in establishing the goodwill of the Company and its related entities, including relationships with clients, employees, and suppliers. The Executive further acknowledges that over the course of his employment with the Company, he has and will continue to (i) develop special relationships with clients, employees, and/or suppliers, and/or (ii) be privy to Confidential Information (as defined below). As such, the Executive agrees to the restrictions below in order to protect such interests on behalf of the Company, which restrictions the parties hereto agree to be reasonable and necessary to protect such interests.

                (b) Non-Competition. During the Executive's employment and, provided that the Executive's employment is terminated before the expiration of the Term (regardless of the reason for such termination and who the terminating party is), then also for the one (1) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party, (i) engage in any business activity, (ii) provide professional services to another person or entity (whether as an employee, consultant, or otherwise), or (iii) become a partner, member, principal, or stockholder having a 10% or greater interest in any entity, but in each such case, only to the extent that such activity, person or entity is in competition with the Business. For purposes of this Section 6(b) and Section 6(c) below, "Business" shall mean the business of offering wireless data communication services, including for the purpose of tracking and/or monitoring fixed or mobile assets, the business of designing, manufacturing or distributing modems that operate on such services, or any other business in which the Company is materially engaged during the six (6) month period immediately preceding the Executive's termination of employment. The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 6(b) would be inappropriate and counter to the protections sought by the Company hereunder.

                (c) Non-Solicitation. During the Executive's employment and for the two (2) year period immediately thereafter, the Executive shall not, anywhere in the world, whether directly or indirectly, for himself or for any third party: (i) solicit any business or contracts, or enter into any business or contract, directly or indirectly, with any suppliers, licensees, customers, or partners of the Company that (A) was a supplier, licensee, customer, or partner of the Company at, or within six (6) months prior to, the termination of Executive's employment, or (B) was a prospective supplier, licensee, customer, or partner of the Business at the time of the Executive's termination of employment, and in either case, for purposes of engaging in an activity that is in competition with the Business; or (ii) solicit or recruit, directly or indirectly, any of the Company's or its subsidiaries' employees, or any individuals who were employed by the Company's or its subsidiaries' within three (3) months prior to the termination of the Executive's employment, for employment or engagement (whether as an employee, consultant, or otherwise) with a person or entity involved in marketing or selling products or services competitive with the Business. The Executive acknowledges and understands that, due to the global nature of the Company's business and the technological advancements in electronic communications around the world, any geographic restriction of the Executive's obligation under this Section 6(c) would be inappropriate and counter to the protections sought by the Company hereunder.

                Notwithstanding prior paragraphs (b) and (c), the following shall not be deemed to be a violation of the Executive's non-competition and non-solicitation covenants: (i) the Executive becoming employed by an entity whose principal business is the retail sale of electronic equipment; (ii) the Executive becoming employed by an entity that is a corporate affiliate of the Company; and (iii) the Executive holding a minority position (less than 10% interest) in any private investment or making any investment in public securities.

                (d) Confidential Information. The Executive acknowledges that during the course of his employment with the Company, he has had and will continue to have access to information about the Company, and its clients and suppliers, that is confidential and/or proprietary in nature, and that belongs to the Company. As such, at all times, both during the Term and thereafter, the Executive will hold in the strictest confidence, and not use or attempt to use except for the benefit of the Company, and not disclose to any other person or entity (without the prior written authorization of the Company) any Confidential Information (as defined below). Notwithstanding anything contained in this
Section 6(d), the Executive will be permitted to disclose any Confidential Information to the extent required by validly issued legal process or court order, provided that the Executive notifies the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to the Executive's disclosure of any Confidential Information.

                For purposes of this Agreement, "Confidential Information" means any confidential or proprietary information which belongs to the Company, or any of its clients or suppliers, including without limitation, technical data, market data, trade secrets, trademarks, service marks, copyrights, other intellectual property, know-how, research, business plans, product information, projects, services, client lists and information, client preferences, client transactions, supplier lists and information, supplier rates, software, hardware, technology, inventions, developments, processes, formulas, designs, drawings, marketing methods and strategies, pricing strategies, sales methods, financial information, revenue figures, account information, credit information, financing arrangements, and other information disclosed to the Executive by the Company or otherwise obtained by the Executive during the course of his employment, directly or indirectly, and whether in writing, orally, or by electronic records, drawings, pictures, or inspection of tangible property. "Confidential Information" does not include any of the foregoing information which has entered the public domain other than by a breach of this Agreement.

                (e) Return of Company Property. Upon the termination of the Executive's employment with the Company (whether upon the expiration of the Term or otherwise), or at any time during such employment upon request by the Company, the Executive will promptly deliver to the Company and not keep in his possession, recreate, or deliver to any other person or entity, any and all property which belongs to the Company, or which belongs to any other third party and is in the Executive's possession as a result of his employment with the Company, including without limitation, computer hardware and software, palm pilots, pagers, cell phones, other electronic equipment, records, data, client lists and information, supplier lists and information, notes, reports, correspondence, financial information, account information, product information, files, and other documents and information, including any and all copies of the foregoing.

                (f) Ownership of Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company's or any of its affiliates' actual or anticipated business, research, and development, or existing or future products or services, and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while engaged by the Company or any of its affiliates (including any of the foregoing that constitutes any Confidential Information) ("Work Product") belong to the Company or such affiliate, and the Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company or such Affiliate.

                (g) Judicial Modification. The Executive acknowledges that it is the intent of the parties hereto that the restrictions contained or referenced in this Section 6 be enforced to the fullest extent permissible under the laws of the State of New Jersey. If any of the restrictions contained or referenced in this Section 6 is for any reason held by a court to be excessively broad as to duration, activity, geographical scope, or subject, then such restriction shall be construed or judicially modified so as to thereafter be limited or reduced to the extent required to be enforceable in accordance with the laws of the State of New Jersey (or other applicable law in the event that New Jersey law is not being applied).

                (h) Equitable Relief. The Executive acknowledges that the remedy at law for his breach of this Section 6 will be inadequate, and that the damages flowing from such breach will not be readily susceptible to being measured in monetary terms. Accordingly, upon a violation of any part of this Section 6, the Company shall be entitled to immediate injunctive relief (or other equitable relief) from any court with proper jurisdiction and may obtain a temporary order restraining any further violation. No bond or other security shall be required in obtaining such equitable relief, and the Executive hereby consents to the issuance of such equitable relief. Nothing in this Section 6(h) shall be deemed to limit the Company's remedies at law or in equity for any breach by the Executive of any of the parts of this Section 6 which may be pursued or availed of by the Company.

                7.       Miscellaneous.
                         -------------

                (a) Notices. Any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered personally or five days after mailed by registered mail, return receipt requested, to the Executive and the Company at their respective addresses set forth above (or at such other address as a party may specify by notice to the other).

                (b) Entire Agreement; Amendment. This Agreement contains a complete statement of all of the arrangements between the Executive and the Company with respect to the employment of the Executive by the Company and the Executive's compensation for such employment, and supersedes all previous agreements, arrangements and understandings, written or oral, relating thereto. This Agreement supersedes and replaces the Agreement by and between the Company and the Executive dated as of April 27, 2004.

                This Agreement may not be amended except by a written agreement signed by the Company and the Executive. Notwithstanding the foregoing, the parties hereto acknowledge that the requirements of Code Section 409A are still being developed and interpreted by government agencies, that certain issues under Code Section 409A remain unclear at this time, and that the parties hereto have made a good faith effort to comply with current guidance under Code Section 409A. Notwithstanding anything in this Agreement to the contrary, in the event that amendments to this Agreement are necessary in order to comply with future guidance or interpretations under Code Section 409A, including amendments necessary to ensure that compensation will not be subject to Code Section 409A, the Executive agrees that the Company shall be permitted to make such amendments, on a prospective and/or retroactive basis, in its sole discretion.

                (c) Severability. In the event that any provision of this Agreement, or the application of any provision to the Executive or the Company, is held to be unlawful or unenforceable by any court or arbitrator, then the remaining portions of this Agreement shall remain in full force and effect and shall not be invalidated or impaired in any manner.

                (d) Waiver. No waiver by any party hereto of any breach of any term or covenant in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such breach, or a waiver of any other term or covenant contained in this Agreement.

                (e) Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New Jersey applicable to agreements made and to be made performed in New Jersey.

                (f) Jurisdiction and Venue. The courts of the State of New York located in New York City and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy between them arising under or in connection with this Agreement and the parties agree that such courts are an appropriate venue.

                (g) Legal Costs. If either party commences legal action to enforce any of its or his rights under this Agreement and substantially prevails (as determined by the trier of fact) in that action, then the non-prevailing party shall reimburse the prevailing party for the legal fees and other costs and expenses incurred by the prevailing party in connection with the action. No damages or other amounts owing to the Executive hereunder shall be reduced by any earnings from any subsequent employment.

                (h) Attorneys' Fees for Negotiation and Execution of Agreement. Promptly following the full execution of this Agreement by both parties to this Agreement and submission by the Executive of proper documentation as shall be reasonably required by the Company, the Company shall reimburse the Executive for legal fees of up to $10,000 incurred by the Executive in connection with the negotiation and finalization of this Agreement.

                IN WITNESS WHEREOF, the parties hereto have executed this document as of the 28th day of July, 2006 to be effective as of June 1, 2006.


         ORBCOMM Inc.                                Marc Eisenberg

         By: /s/ Christian LeBrun                    /s/ Marc Eisenberg
         Name: Christian LeBrun
         Title: Senior Vice President & General Counsel

                          EXHIBIT A -- GENERAL RELEASE

      FOR AND IN CONSIDERATION OF the employment agreement to which this General Release is attached, I, Marc Eisenberg, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge ORBCOMM Inc. (the "Company"), and its current and former officers, directors, employees, agents, owners, subsidiaries, divisions, affiliates, parents, successors, and assigns (the "Released Parties") from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever ("Losses") which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment agreement, my employment by the Company and the cessation thereof, and all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C.ss.ss.2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C.ss.ss.201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C.ss.ss.2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C.ss.ss.2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C.ss.ss.621 et seq. (the "ADEA"), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C.ss.ss.12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss.ss.1001 et seq., the Virginia Human Rights Act, as amended, Va. Code Ann.ss.ss. 2.1-714 et seq., the Virginia Persons with Disabilities Act, as amended, Va. Code Ann.ss.ss.51.5-1 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann.ss.ss. 10:5-1 et seq., and any other equivalent federal, state, or local statute; provided that I do not release or discharge the Released Parties from any Losses arising under the ADEA which arise after the date on which I execute this General Release. It is understood that nothing in this General Release is to be construed as an admission on behalf of the Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

      I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment agreement, my employment, or with the termination of such employment.

      I affirm that I have not filed, and agree not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Released Parties before any federal, state, or local agency, court, or other body relating to my employment agreement, my employment, or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent me from filing a claim that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA.

      I acknowledge that I have twenty-one (21) in which to consider whether to execute this General Release. I understand that I may waive such 21-day consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to the General Counsel at the Company by
delivering such written notice to him at                               .
                                        -------------------------------

      If seven (7) days pass without receipt of such written notice of revocation, this General Release shall become binding and effective on the eighth day (the "Release Effective Date").

      This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.



-----------------------------                        ------------------
Marc Eisenberg                                       Date

STATE OF                                      )
        --------------------------------
                                              :     ss.:
COUNTY OF                                     )
         -------------------------------


      On the     day of                in the year 200  , before me, the
undersigned, personally appeared MARC EISENBERG, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned.



                                           -------------------------------------
                                                     Notary Public

EXHIBIT A TO EMPLOYMENT AGREEMENT -- 2006 PERFORMANCE TARGETS
MARC EISENBERG

SUMMARY OF COMPENSATION                2006
-----------------------              --------
Base Salary                          $315,000
   % Chg

Bonus at performance thresholds                        65% NA  35% Ebitda
   Minimum                           $ 56,700    18%   36,855   19,845
   Target                            $252,000    80%  163,800   88,200
   Super performance                 $441,000   140%  286,650  154,350

INCENTIVE COMPENSATION TARGETS       2006
------------------------------       ----
Net Subscriber Additions             [***]
EOP Subscribers                      [***]
EBITDA (excludes 2006 LTIP grants)   [***]

                                                          % OF
ANNUAL CASH BONUS                    TARGETS     BONUS    BASE
-----------------                    -------   --------   ----
Net Subscriber Additions
   Minimum                             [***]   $ 36,855   11.7%
   % of target                         90.0%
   Target                              [***]   $163,800   52.0%
   % of target                        100.0%
   Super Performance                   [***]   $286,650   91.0%
   % of target                        133.0%

EBITDA
   Minimum                             [***]   $ 19,845    6.3%
   % of target                        110.0%
   Target                              [***]   $ 88,200   28.0%
   % of target                        100.0%
   Super Performance                   [***]   $154,350   49.0%
   % of target                         75.2%

SARS--65,000 TARGET   TARGET   65,000

                                     Targets   Vested
                                     -------   ------
Net Subscriber Additions
   Minimum                             [***]   14,788
   % of target                         90.0%
   Target                              [***]   42,250
   % of target                        100.0%

EBITDA
   Minimum                             [***]    7,963
   % of target                        110.0%
   Target                              [***]   22,750
   % of target                        100.0%